EXHIBIT 99.1
------------


FOR IMMEDIATE RELEASE


Contacts:

At Entrade:           At PepperCom - Media   At Citigate - Investors
Bob Gruber, V.P.      Peter Harris           Robin Weinberg
(212) 628-2554        (212) 931-6112         (212) 419-4284
rgruber@entrade.com   pharris@peppercom.com  rweinber@dewerogerson.com




                ENTRADE COMPLETES CONVERTIBLE PREFERRED
                           STOCK REDEMPTION


NORTHFIELD, IL, APRIL 24, 2000 - Entrade Inc. (NYSE:ETA; www.entrade.com) today announced that it has completed the redemption of Series A Convertible Preferred Stock for an aggregate cash payment of $34,280,113.58 and the issuance of 31,516 shares of Entrade common stock. Entrade also sold 6,000,000 shares of class A common stock of AssetTRADE.com, Inc. for $10,000,000 to fund the redemption and ongoing operations. Entrade's equity interest in AssetTRADE.com will now be approximately 16.62%.

"Our decision to redeem the convertible preferred was driven by our continued success in creating sustainable B2B electronic marketplaces and also our unwillingness to sustain dilution at this time," said Entrade CEO Mark Santacrose. "Our optimism for the future success of Entrade is strengthened by the investment of several established off-line industry leaders to build marketplaces with speed-to-market and land-based capabilities. It is our intention to continue to fund the company's growth through similar relationships, internal cash flow, and more conventional means of financing."

ABOUT ENTRADE

Entrade (NYSE:ETA; www.entrade.com) offers a combination of capital, experienced management and e-commerce technology to create sustainable B2B marketplaces. This foundation, strengthened by partnerships with established industry leaders and land-based networks, provides an opportunity to build solid businesses with speed, fulfillment capability and efficiency.

To date, Entrade has invested in seven electronic marketplaces, with an eighth pending shareholder approval. Entrade holds a majority ownership in TruckCenter.com (100%), utiliparts.com (80%) and printeralliance.com (64%).

Entrade also holds minority interests in AssetControl.com (38%), TradeTextile.com (25%), AssetTRADE.com (16.62%) and pricecontainer.com (15%). In addition, Entrade has entered an agreement, subject to shareholder approval, to acquire a 15% interest in ATMcenter.com.

NATIONWIDE AUCTION SYSTEMS, a land-based public auction company, is a 100% owned subsidiary of Entrade. Entrade intends for Nationwide Auction Systems to provide asset disposition services for its e-commerce marketplaces, as well as e-enable this business in the second quarter 2000.

Entrade recently announced the creation of ENTRADE ASIA PACIFIC, a 50%-50% joint venture with Gondwana Resources NL, an Australian-based business, with plans to develop B2B e-commerce marketplaces, as well as to sub-license the Entrade technology in the Asia-Pacific region. The agreement is subject to the approval of Gondwana's shareholders.


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STATEMENTS CONTAINED IN THIS PRESS RELEASE, WHICH ARE NOT HISTORICAL FACTS,
ARE FORWARD-LOOKING STATEMENTS. SUCH FORWARD LOOKING STATEMENTS ARE NECESSARY ESTIMATES REFLECTING THE BEST JUDGMENT OF THE PARTY MAKING THE STATEMENTS BASED UPON CURRENT INFORMATION AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE OR IN OTHER PUBLIC STATEMENTS OF THE PARTIES SHOULD BE CONSIDERED IN LIGHT OF THOSE FACTORS. THERE CAN BE NO ASSURANCES THAT SUCH FACTORS OR OTHER FACTORS WILL AFFECT THE ACCURACY OF SUCH FORWARD-LOOKING STATEMENTS.



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